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                                                                   EXHIBIT 10.14


                                THIRD AMENDMENT
                           TO SHAREHOLDERS AGREEMENT

                 THIRD AMENDMENT TO SHAREHOLDERS AGREEMENT, dated as of December 20, 1994, by and among MANOR CARE, INC.("Manor"), a Delaware corporation having an address at 10750 Columbia Pike, Silver Spring, Maryland, ROBERT C. HAZARD, JR. ("Hazard"), an individual having an address at 9732 Beman Woods Way, Potomac, Maryland and GERALD W. PETITT ("Petitt"), an individual having an address at 7105 Natelli Woods Lane, Bethesda, Maryland.

                                    RECITALS

                 A. Manor (successor in interest to Quality Inns, Inc. (formerly Quality Inns International, Inc.)), Hazard and Petitt are parties to a certain shareholders agreement (the "Original Shareholders Agreement"), dated as of November 12, 1980.

                 B. The Original Shareholders Agreement was (i) amended by a certain amendment to shareholders agreement dated as of February 5, 1985,
(ii) amended by a certain second amendment to shareholders agreement dated as of May 30, 1990 and (iii) modified by a certain modification agreement dated as of December 21, 1990 (the Original Shareholders Agreement, as so amended and modified, the "Shareholders Agreement").

                 C. Manor, Hazard and Petitt desire to amend the Shareholders Agreement as set forth herein.

                                   AGREEMENT

                 The parties hereto agree as follows:

                 1. Subparagraph (f) of Section 4 of the Shareholders Agreement is hereby deleted in its entirety and the following new subparagraph
(f) is inserted in lieu thereof.

                 "Notwithstanding the foregoing provisions of this Section 4, if the Employment Agreement of either of Hazard and Petitt is terminated because of death, permanent disability or involuntary termination of employment with New Quality("Early Termination") or upon expiration of such Employment Agreement unless extended by mutual agreement of the parties, Manor will, upon the date of such termination or expiration purchase all 50 of the shares of Common Stock of New Quality then owned by the terminating Employee at a price equal to 5.5556%, or, if the stock purchase referred to immediately below shall have occurred, all 25 of such shares at a price equal to 2.7778%, of the result of subtracting $30,000,000 from the Maximum Value calculated as of May 31, 1996, provided however, that
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         (a) if termination occurs by virtue of expiration of the term of the applicable Employment Agreement on May 31, 1996, or (b) if Early Termination occurs by reason of Cause (as defined in Section 10 of the applicable Employment Agreement), in each such case described in clause (a) or (b) above, the price shall be calculated by applying the applicable percentage set forth above to the greater of (A) the Applicable Minimum Value and (B) the Appraised Value of New Quality as of the date of such termination less $30,000,000. Subject to any prior stock purchase pursuant to the immediately preceding sentence, Hazard and Petitt shall surrender to Manor and Manor will purchase from each of Hazard and Petitt, as of May 31, 1995, 25 shares of Common Stock of New Quality at a price payable to each of Hazard and Petitt in respect of such purchase equal to 2.7778% of the greater of
         (A) the Applicable Minimum Value and (B) the Appraised Value of New Quality as of May 31, 1995 less $30,000,000."

                 2. Subparagraph (g) of Section 4 of the Shareholders Agreement is hereby deleted in its entirety and the following new subparagraph
(g) is inserted in lieu thereof:

                 "(g)     As used herein, 'Appraised Value' means the lesser of
         (i) the Actual Value (as defined below) and (ii) the Maximum Value (as defined below).

                 3. Subparagraph (h) of Section 4 of the Shareholders Agreement is hereby deleted in its entirety and the following new subparagraph
(h) is inserted in lieu thereof:

                 "(h)     For purposes of this Section 4, the following terms
         shall have the following meanings:

                 'Actual Value' means, (i) in respect of any determination of Appraised Value as of May 31, 1995, the product of (A) eleven and (B) the amount of EBDIAT of New Quality for the twelve-month period ended May 31, 1995, which product shall be reduced by all Liabilities of New Quality as of May 31, 1995, (ii) in respect of any determination of Appraised Value as of May 31, 1996, the product of (A) eleven and (B) the amount of EBDIAT of New Quality for the twelve-month period ended May 31, 1996, which product shall be reduced by all Liabilities of New Quality as of May 31, 1996, and (iii) in respect of the determination of Appraised Value as of any other date, the product of (A) eleven and
         (B) the amount of EBDIAT of New Quality for the twelve-month period ended on the last day of the month immediately preceding such date of determination, which product shall be reduced by all Liabilities of New Quality as of such last day.

                 'Applicable Minimum Value' means, in respect of any determination thereof occurring (i) as of May 31, 1995, the





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         1995 Minimum Value, (ii) as of May 31, 1996, the 1996 Minimum Value
         and (iii) as of any other date, the November 30, 1994 Value increased at a rate of 5% per annum (compounded once at May 31, 1995) from December 1, 1994 to such date of determination.

                 'EBDIAT' means earnings of New Quality (as a separate entity) before depreciation, interest, amortization and taxes, calculated in the same manner as was the EBDIAT amount contemplated in clause (ii) of the definition of "November 30, 1994 Value" set forth below (except that, in calculations of EBDIAT for future periods, New Quality and Manor will not be bound, with respect to proper litigation reserves affecting New Quality or with respect to the results of European operations, to apply the particular methods used in calculating litigation reserves and results of European operations in the calculation of "November 30, 1994 Value") and including 20% of the EBDIAT of European operations; provided, however, that in the event there shall be outstanding any Unapproved Acquisition Indebtedness on any date as of which it shall be necessary to determine Appraised Value hereunder, the amount of EBDIAT to be utilized for purposes of such determination shall be adjusted to reflect the increase or decrease therein which would have obtained had such Unapproved Acquisition Indebtedness not been incurred and the related acquisition not been consummated.

                 'Liabilities' means, as at the date of determination thereof,
         (i) indebtedness of New Quality incurred in connection with, or to finance, acquisition of assets which is not Unapproved Acquisition Indebtedness, (ii) accrued but unpaid dividends on New Quality Preferred Stock in the agreed amount of $8,085,000, (iii) liabilities classified by New Quality as "deferred" taxes in the agreed amount of $12,240,000 and (iv) long-term debt in the agreed amount of $2,188,000.

                 'Maximum Value' means, (i) in respect of any determination of Appraised Value as of May 31, 1995, (a) the product of eleven and 105% of the amount of EBDIAT of New Quality for the twelve-month period ended November 30, 1994, which product shall be reduced by (b) all Liabilities of New Quality as of November 30, 1994, (ii) in respect of any such determination as of May 31, 1996, (A) the product of eleven and 110% of the EBDIAT amount determined in subclause (a) of clause
         (i) above, which product shall be reduced by (B) all Liabilities of New Quality as of November 30, 1994 and (iii) in respect of the determination of Appraised Value as of any other date, the product of
         (X) eleven and (Y) the amount of EBDIAT of New Quality for the twelve month period ended November 30, 1994 ($47,196,747), increased at a rate of 0.833% per month for the period from December 1, 1994 to the last day





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         of the month immediately preceding the month in which such date of determination occurs, which product shall be reduced by all Liabilities of New Quality as of November 30, 1994.

                 '1995 Minimum Value' means $478,317,497, calculated as 102.5% of the November 30, 1994 Value.

                 '1996 Minimum Value' means $502,233,372, calculated as 105% of the 1995 Minimum Value.

                 'November 30, 1994 Value' means $466,651,217, calculated as the product of (i) eleven and (ii) the amount of EBDIAT ($47,196,747) of New Quality for the twelve-month period ended November 30, 1994, which product is reduced by the sum of (A) $30,000,000 and (B) all Liabilities of New Quality as of November 30, 1994 ($22,513,000).

                 'Unapproved Acquisition Indebtedness' means any indebtedness of New Quality incurred in connection with, or to finance, the acquisition of assets which have been approved for acquisition by a majority of the members of the Board of Directors of New Quality (whether or not Hazard and/or Petitt in their capacities as members of the Board of Directors of New Quality have voted in favor of such acquisition) and which indebtedness has been identified by Hazard and Petitt, in writing to New Quality, as unapproved acquisition indebtedness."

                 4.       There shall be added a new subparagraph (j) to
Section 4 of the Shareholders Agreement, as follows:

                 "(j)     With respect to any stock purchase transaction
         provided for in this Agreement, the shares of Common Stock to be purchased shall be surrendered on the date as of which the transaction is required to occur against immediate cash payment of the full purchase price or the full amount of such portion thereof as can be calculated on such date, and any remaining amount of the purchase price shall be paid within 45 days after such date."

                 5. Hazard and Petitt each acknowledge and agree that neither of them shall have any claim relating to any reductions in the results of EBDIAT for any period of New Quality resulting from any business judgment of New Quality, and calculated in accordance with the Shareholders Agreement, unless such judgment constitutes bad faith or a breach of any fiduciary obligations by New Quality or Manor or Newco (as defined below) to New Quality, or to Hazard and Petitt, as minority shareholders of New Quality.

                 6. In the event that Manor and/or New Quality shall determine to consummate a Spin Off Transaction (as defined below), Hazard and Petitt hereby consent to such transaction and waive any





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and all rights they may have in respect thereof pursuant to Sections 4(a), (b),
(c) and (d) of the Shareholders Agreement. Hazard and Petitt further agree to vote in favor of and otherwise take such other actions to amend the Certificate of Incorporation of New Quality as may reasonably be requested by Manor to permit or facilitate such Spin Off Transaction; provided, however, that no such action or amendment shall adversely affect (other than to a de minimis degree) the rights of Hazard or Petitt under the Shareholders Agreement, all of the provisions of which (as amended hereby) shall remain in full force and effect after the Spin Off Transaction. Upon the effectiveness of the Spin Off Transaction, Manor will cause the successor corporation in the Spin Off Transaction (herein called "Newco") to agree (in the form of agreement attached as Schedule A hereto) to join in the Shareholders Agreement as owner of the New Quality Common Stock now owned by Manor, and to assume the responsibility and obligations of Manor thereunder, without relieving Manor of any such responsibilities or obligation. The foregoing provisions of this Section shall constitute a waiver by Hazard and Petitt of any restriction or limitation on the issuance of additional equity securities of New Quality to Manor or Newco in connection with or following the Spin Off Transaction contained in Section 3 of the Agreement and Release, dated July 31, 1991, by Manor and Hazard and
Section 3 of the Agreement and Release dated July 31, 1991, by Manor and
Petitt. As used herein "Spin Off Transaction" means any transaction whereby the shares of New Quality held by Manor are transferred by Manor to Newco, the shares of Newco being held by Manor and/or then existing shareholders of Manor, or newly issued shares of New Quality are issued or transferred to Manor or Newco. Section 4 of the Second Amendment to Shareholders Agreement dated May 30, 1990 is hereby deleted.

                 7. Manor hereby agrees to pay the legal fees and expenses incurred by Hazard and Petitt in connection with the execution and delivery of this amendment and the related amendments, each dated as of the date hereof, to those certain employment agreements between New Quality, as employer, and Hazard and Petitt, as employees; provided, however, that such payment shall in no event exceed $30,000 in the aggregate.

                 8. The parties hereto agree that each reference in the Shareholders Agreement and this Amendment to New Quality shall be deemed to be a reference to Choice Hotels International, Inc. (formerly known as Quality Inns International, Inc.).

                 9. Except as specifically amended hereby, each of the terms, covenants and conditions of the Shareholders Agreement shall remain in full force and effect.

                10. This amendment may be delivered and executed in any number of counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all





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of which counterparts, taken together, shall constitute but one and the same agreement.

                11. Manor represents that this amendment has been duly authorized by all requisite corporate action on the part of Manor.

                IN WITNESS WHEREOF, the parties hereto have caused this amendment to be duly executed and delivered on the day and year first above written.

                                              MANOR CARE, INC.


                                              By:  /s/ James H. Rempe
                                                 -------------------------------
                                                 Name:  James H. Rempe
                                                 Title: Sr. V.P.


                                                /s/ Robert C. Hazard, Jr.
                                              ----------------------------------
                                              ROBERT C. HAZARD, JR.


                                                /s/ Gerald W. Petitt
                                              ----------------------------------
                                              GERALD W. PETITT





                                   Schedule A


                With respect to the Shareholders Agreement dated November 12, 1980, as modified and amended to date, among Manor Care, Inc., Choice Hotels International, Inc., Robert C. Hazard, Jr. and Gerald W. Petitt (the "Agreement"), Newco, as the successor in interest to the Common Stock of Choice Hotels International, Inc. previously owned by Manor Care, Inc., hereby joins in the Agreement as the owner of such Common Stock and assumes all responsibilities and obligations of Manor Care, Inc. thereunder, for the benefit of Robert C. Hazard, Jr. and Gerald W. Petitt.


Date                                        Newco
    ---------------------

                                            By:
                                               ---------------------------------




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